SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

EQT Corporation
(Name of Registrant as Specified In Its Charter)

JANA Partners LLC
Scott Ostfeld
David DiDomenico
Sam Assamongkol

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FELLOW EQT STOCKHOLDERS — DON'T LET EQT SQUANDER YOUR MONEY!

VOTE THE ENCLOSED GOLD PROXY CARD TODAY "AGAINST"
EQT'S OVERPRICED AND VALUE-DESTROYING RICE ACQUISITION!

Dear Fellow EQT Stockholder,

We strongly urge you to vote on the enclosed GOLD proxy card "AGAINST" the proposed issuance of shares of EQT Corporation common stock to Rice Energy Inc. stockholders in connection with EQT's proposed acquisition of Rice. In our view, as more fully described below:

  •
                 EQT Has Released Blatantly Deceptive Information to Sell the Overpriced and Value-Destroying Acquisition of Rice to EQT Stockholders

  •
                 EQT Has Overstated the Financial Benefits of the Proposed Rice Acquisition by Over a Billion Dollars

  •
                 At the Time EQT Agreed to Propose the Rice Acquisition to Stockholders, EQT Management Stood to Benefit by Up to $50 Million Despite the Value Destruction that Stockholders Would Suffer

  •
                 Approval of the Rice Acquisition Share Issuance Would Massively Dilute the Benefits of Future Value Creation at EQT by Transferring Much of this Value to Rice Stockholders

  •
                 Only YOU – the Owners of EQT – Can Stop this Massive Waste of YOUR Money by EQT

EQT Has Inundated Stockholders with Blatantly Deceptive Information

EQT claims that by acquiring Rice it will gain vast amounts of new land that will permit EQT to drill more cheaply, thus creating financial benefits that will boost EQT's share price. To support this claim, EQT has published a map which purports to show that vast amounts of EQT and Rice drilling acreage are connected. This map however is blatantly deceptive.

JANA Partners, which owns approximately 6% of EQT's outstanding shares, spent hundreds of thousands of its own money to have a leading petroleum engineering firm study EQT's map. These experts determined that much of the Rice property that would be acquired by EQT never actually touches EQT's property, meaning much of the financial benefit EQT claims would result from the Rice acquisition appears to be false. In fact, in order to acquire the land between these EQT and Rice land holdings, we believe EQT may have to spend over a billion more of your dollars based on our expert's analysis.

Overstated Financial Benefits of Rice Acquisition

EQT has claimed that it will create billions of dollars in drilling and other synergies by acquiring Rice. Our analysis shows that these claims are likely vastly overstated and would likely amount to only approximately $600 million to EQT shareholders. Yet EQT stockholders would be paying an acquisition premium of $1.8 billion, approximately three times the amount of actual synergies that we believe would be created by the Rice acquisition. In addition, many of the so-called "synergies" of acquiring Rice are simply opportunities that EQT or Rice could pursue separately -- without EQT stockholders paying a massive premium to Rice stockholders.

Warped Management Incentives

At the time EQT agreed to acquire Rice, EQT's management compensation policy was to pay management more for increasing drilling production growth, even if that growth came through overpriced acquisitions that destroyed stockholder value. Our analysis showed that under this compensation plan, the Rice acquisition would help top EQT management earn $50 million in total additional compensation, even if the Rice acquisition performs disastrously. After we criticized this compensation policy, EQT announced it would reverse it, but EQT is still contractually required to present this flawed Rice acquisition to stockholders -- meaning only you can stop it.

Giving Away Future Value Creation

EQT's stock has for years traded at a large discount to EQT's sum of the parts value.1 EQT management has promised to address this sum of the parts discount by the first quarter of 2018, but by issuing a substantial amount of still-discounted EQT stock to Rice stockholders, EQT would be massively diluting the value to EQT stockholders of any step EQT takes in the future to erase EQT's sum of the parts discount.

Only You Can Stop this Massive Destruction of Value

In order for EQT to acquire Rice, EQT stockholders must approve the issuance of new EQT stock to Rice stockholders. By voting "AGAINST" on the enclosed GOLD proxy card, you can send EQT a message: Stop this value-destroying acquisition, and start pursuing maximum value creation for all EQT stockholders.

STOP THE VALUE DESTRUCTION —
 REJECT THE PROPOSED RICE ACQUISITION!

VOTE THE ENCLOSED GOLD PROXY CARD TODAY "AGAINST"
THE ISSUANCE OF EQT STOCK TO RICE STOCKHOLDERS!

JANA Partners typically works constructively with public company boards and management teams to maximize value for all stockholders. On certain occasions when a constructive dialogue is not possible, JANA Partners will speak up publicly on behalf of itself and all other stockholders. In analyzing the proposed Rice acquisition by EQT, JANA Partners has partnered with experienced industry operators who have created billions of dollars of stockholder value in the same industries in which EQT operates.

WE STRONGLY URGE YOU NOT TO RETURN THE WHITE PROXY CARD OR VOTING INSTRUCTION FORM FROM EQT AND NOT TO ALLOW EQT TO TAKE YOUR VOTE BY PHONE

EVEN IF YOU HAVE ALREADY VOTED THE WHITE PROXY CARD OR VOTING INSTRUCTION, OR VOTED BY PHONE, SENDING IN THE GOLD PROXY CARD NOW WILL CHANGE YOUR VOTE

Your vote is extremely important, regardless of how many or how few EQT shares you own. To ensure your vote is counted, please sign, date and return the enclosed GOLD proxy card in the postage paid envelope provided. You may also be able to vote by a toll-free telephone call or via the Internet. Please follow the instructions on the enclosed GOLD proxy card.

1 EQT's management acknowledged the "persistent sum-of-the-parts discount at EQT" on the RICE acquisition conference call on June 19, 2017 and has repeatedly made similar statements on conference calls including on April 28, 2016 and July 23, 2015.

JANA's proxy solicitor is Okapi Partners LLC. If you have any questions or need further assistance with your vote, please contact Okapi Partners at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com.

We thank you for your support.

Sincerely,

/s/ Barry Rosenstein

Barry Rosenstein
Managing Partner
JANA Partners LLC

If you have any questions or need assistance voting contact:

1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Banks and Brokers call: +1 212-297-0720

Shareholders call toll-free: Toll-free at (877) 279-2311

Email: info@okapipartners.com

About JANA Partners LLC

JANA Partners LLC is an investment manager specializing in event-driven investing founded in 2001 and located in New York City. JANA typically applies a fundamental value discipline to identify undervalued companies that have one or more specific catalysts to unlock value. In certain cases, JANA can be the instrument for value creation by becoming an actively engaged stockholder.

Additional Information

JANA Partners LLC ("JANA") has filed with the SEC a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the upcoming special meeting of shareholders of EQT Corporation (the "Company"), including any adjournments or postponements thereof or any other meeting that may be called in lieu thereof (the "Special Meeting"). Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement filed by JANA with the SEC on October 13, 2017. Shareholders are advised to read the definitive proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Special Meeting because they contain important information, including additional information relating to JANA and the other participants. These materials and other materials filed by JANA in connection with the solicitation of proxies will be available at no charge at the SEC's website at www.sec.gov and will also be available, without charge, on request from JANA's proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at info@okapipartners.com.